Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:
Jack McGinnis
+1.414.906.7977
Jack.mcginnis@manpowergroup.com

ManpowerGroup Declares 93 Cent Dividend

MILWAUKEE (November 1, 2017) – The Board of Directors of ManpowerGroup (NYSE:MAN) has declared a dividend of 93 cents per share, payable on December 15, 2017, to shareholders of record as of the close of business on December 1, 2017.

Additional financial information about ManpowerGroup, including stock history and annual shareholder reports, can be found at http://investor.manpowergroup.com.

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About ManpowerGroup

ManpowerGroup (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for over 400,000 clients and connect 3+ million people to meaningful, sustainable work across a wide range of industries and skills. Our expert family of brands – Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions – creates substantially more value for candidates and clients across 80 countries and territories and has done so for nearly 70 years. In 2017, ManpowerGroup was named one of the World's Most Ethical Companies for the seventh consecutive year and one of Fortune's Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup is powering the future of work: www.manpowergroup.com